 News
For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093
Brown Shoe Reports Earnings Per Share of $0.41 for Second Quarter 2004

            ST. LOUIS, MO, August 18, 2004 - Brown Shoe Company, Inc. (NYSE: BWS) reported net earnings of $7,814,000 for the second fiscal quarter ended July 31, 2004, compared to year-ago earnings of $11,556,000, a decrease of 32.4 percent. Earnings per diluted share for the period were $0.41, versus $0.62 per diluted share last year.

            Consolidated net sales for the second quarter of 2004 were $458,657,000, compared to $458,384,000 in last year's second quarter.

            For the first half of fiscal 2004, net earnings were $16,381,000 or $0.86 per diluted share, down from $20,559,000, or $1.11 per diluted share, the year before. Sales increased 5.0 percent during the six months to $950,489,000, compared with $904,828,000 last year.

            "Clearly, we are disappointed in the fact that we were not able to meet our second quarter expectations and continue the strong momentum we experienced in the first quarter," said Brown Shoe Chairman and CEO Ron Fromm. "Factors that negatively impacted the quarter included weakness within our children's and Bass wholesale segments; Bass transition costs - which are now complete; and weakness in our Naturalizer Retail segment. Limited availability of common carrier trucks at the close of our second quarter impacted shipping and further caused us to fall short of our expectations. Offsetting these factors were benefits from reduced compensation costs associated with stock-based and incentive compensation plans. On a positive note, Famous Footwear achieved its earnings plan for the quarter, but slightly lagged last year due to a calendar shift in tax-free days and a later start to back-to-school," Fromm said.

            Brown Shoe maintained its strong balance sheet position. Inventories at quarter-end are fresh and clean at $453 million, up from $418 million last year due to higher levels of new back-to-school merchandise, additional stores at Famous Footwear, and the addition of Bass. The Company's debt-to-capital ratio at the end of the quarter improved to 25.5 percent from 29.2 percent at the end of the year-ago quarter.

Second Quarter Retail Results

            As previously reported, total sales at Famous Footwear, the company's 915-store family footwear chain, were $269,812,000 for the quarter, versus $268,931,000 for the same 13-week period last year. Same-store sales for the period were down 2.5 percent, reflecting lower traffic counts, however gross margin rates continued to improve and were higher than last year by 80 basis points. Operating earnings for the chain declined slightly to $12,631,000, versus year-ago operating earnings of $12,904,000.

            Naturalizer Retail, the company's 380-store chain selling the Naturalizer brand of women's shoes in both the U.S. and Canada, posted combined second quarter sales of $48,264,000, compared to $49,673,000 for the same period last year. Combined same-store sales decreased 3.9 percent during the quarter: Same-store sales for the 209 U.S.-based stores decreased 3.0 percent, and for the 171 Canadian stores, same-store sales decreased 5.4 percent. The operating loss for the chain was $2,551,000 for the quarter, compared to an operating loss of $1,012,000 in the year-ago quarter, primarily due to the lackluster performance of seasonal footwear, lower margins and higher markdowns in Canada, and a difficult outlet store business in the U.S.

            Year-to-date, Famous Footwear has opened 38 new stores and closed 16 stores; Naturalizer U.S. has opened six new stores and closed five; and Naturalizer Canada has opened three new stores and closed six.

Second Quarter Wholesale Results

            Wholesale sales for the quarter were $136,886,000, compared to $137,903,000 last year. Operating earnings for the wholesale businesses were $8,963,000, compared to $12,594,000 for the prior-year quarter, a decrease of 28.8 percent, due primarily to lower sales in the children's footwear business and lower-than-expected sales and margins in the Bass business, as well as costs of $1.5 million associated with the transition of this business into the Brown Shoe model.

            While wholesale sales for Naturalizer and LifeStride were down slightly versus the year ago quarter, both brands gained market share in the department store channel as measured by NPD. For the five months ended June 30, Naturalizer was the No. 2 brand in U.S. department stores and LifeStride the No. 9 brand on a dollars basis. Sales gains were achieved by the Company's Carlos by Carlos Santana brand, which quadrupled its sales versus last year, and the Dr. Scholl's business.

            At the end of the quarter, unshipped wholesale orders were up 13 percent versus quarter-end last year, including 5 percent associated with the Bass brand.

Forward-Looking Guidance:

            "Looking ahead," Fromm said, "we already have undertaken a number of initiatives aimed at improving results within each of our weaker businesses. At the same time, we believe we have a competitive plan in place for back-to-school at Famous Footwear. On the wholesale side, our outlook is improving. In total, we remain focused and committed to building a portfolio of premier brands with high consumer preference at retail, utilizing our great talent and stylish assortments supported by superior execution. We believe this strategy will position us to gain market share in the footwear industry going forward."

            Due to the late start of the back-to-school period and numerous calendar shifts in tax-free sales days, the back-to-school season has opened at a slower pace, with sales and gross margin dollars mixed by market, but generally lagging expectations. Because a disproportionate amount of sales and earnings come from its Famous Footwear chain during this important period - as compared to other quarters during the year - the Company believes it prudent to wait until the back-to-school season develops before providing earnings guidance for the third quarter.

Second Quarter Conference Call

            Brown Shoe will hold a conference call to discuss second quarter results today at 9:00 a.m. Eastern Time (Wednesday, August 18). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.fulldisclosure.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BWS&script=1010&ite.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes, AstroBoy and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at www.borwnshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	July 31, 2004	August 2, 2003
ASSETS

Cash and Cash Equivalents	$71,478	$50,406
Receivables, Net	83,938	75,271
Inventories, Net	453,016	417,731
Other Current Assets	21,718	26,405
Total Current Assets	630,150	569,813

Property, Plant and Equipment - Net	86,973	87,599
Other Assets	105,656	102,882
	$822,779	$760,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$27,500	$19,000
Trade Accounts Payable	192,243	174,541
Accrued Expenses	96,420	90,653
Income Taxes	7,377	12,422
Current Maturities of Long-Term Debt	-	10,000
Total Current Liabilities	323,540	306,616

Long-Term Debt and Capitalized Leases	100,000	103,494
Other Liabilities	27,373	29,411
Shareholders' Equity	371,866	320,773
	$822,779	$760,294

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended		Twenty-six Weeks Ended

	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Net Sales	$458,657	$458,384	$950,489	$904,828
Cost of Goods Sold	269,411	270,519	561,879	531,836

Gross Profit	189,246	187,865	388,610	372,992
- % of Sales	41.3%	41.0%	40.9%	41.2%

Selling & Administrative Expenses	175,968	169,249	360,415	339,039
- % of Sales	38.4%	36.9%	37.9%	37.5%

Operating Earnings	13,278	18,616	28,195	33,953

Interest Expense, Net	1,971	2,413	4,324	5,223

Earnings Before Income Taxes	11,307	16,203	23,871	28,730

Income Tax Provision	3,493	4,647	7,490	8,171

NET EARNINGS	$7,814	$11,556	$16,381	$20,559

Basic Net Earnings per Common Share	$.44	$.66	$.92	$1.17

Diluted Net Earnings per Common Share	$.41	$.62	$.86	$1.11

Basic Number of Shares	17,921	17,631	17,881	17,570

Diluted Number of Shares	18,987	18,532	18,953	18,463

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Twenty-six Weeks Ended

	July 31, 2004	August 2, 2003

OPERATING ACTIVITIES:
Net earnings	$16,381	$20,559
Adjustments to reconcile net earnings to
Net cash provided (used) by operating activities:
Depreciation and amortization	11,787	12,470
Share based compensation expense	711	1,867
Tax benefit related to share-based plans	709	-
Loss on disposal or impairment of facilities and equipment	1,003	1,533
Provision (recoveries) for losses on accounts receivable	(344)	150
Changes in operating assets and liabilities:
Receivables	(1,664)	7,065
Inventories	(76,806)	(25,147)
Prepaid expenses and other current assets	(5,830)	(5,427)
Trade payables and accrued expenses	75,279	33,716
Income taxes	4,417	7,070
Other, net	(645)	542

Net cash provided by operating activities	24,998	54,398

INVESTING ACTIVITIES:
Capital expenditures	(14,235)	(16,146)
Other	153	248

Net cash used by investing activities	(14,082)	(15,898)

FINANCING ACTIVITIES:

Increase (decrease) in short-term notes payable	8,000	(10,000)
Repayments for long-term debt	-	(10,000)
Debt issuance costs	(1,071)	-
Proceeds from stock options exercised	1,605	3,342
Dividends paid	(3,629)	(3,557)

Net cash provided (used) by financing activities	4,905	(20,215)

Increase in cash and cash equivalents	15,821	18,285

Cash and cash equivalents at beginning of period	55,657	32,121

Cash and cash equivalents at end of period	$71,478	$50,406

Note: Certain prior period amounts have been reclassified in the Condensed Consolidated Balance Sheets, Statements of Earnings, and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.